PRICING SUPPLEMENT DATED November 17, 2025 (To Prospectus dated August 8, 2025 and Prospectus Supplement dated August 8, 2025)	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-289425

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated August 8, 2025, as supplemented by the prospectus supplement, dated August 8, 2025 (the “prospectus supplement” and together with the prospectus, dated August 8, 2025, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $700,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due November 19, 2027 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP : 02665WGP0	Trade Date: November 17, 2025

Form: ☒ Book-Entry ☐ Certificated	Original Issue Date: November 19, 2025

Principal Amount: $700,000,000

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Price to Public: 100.000%

Discount or Commission: 0.100%

Net Proceeds to Issuer: 99.900% / $699,300,000

Stated Maturity: November 19, 2027

Stated Maturity Extension Option: N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):

Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):

Initial Interest Rate: The initial interest rate will be based on Compounded SOFR determined on February 17, 2026 plus the Spread, accruing from November 19, 2025
Specified Currency: U.S. Dollars Interest Payment Dates: Each February 19, May 19, August 19 and November 19 beginning on February 19, 2026 and ending on the Stated Maturity Date

Interest Rate Category: ☒ Regular Floating Rate Note ☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:	☐ Inverse Floating Rate Note Fixed Interest Rate: ☐ Other Floating Rate Note

Interest Rate Basis:

☒ Compounded SOFR	☐ Federal Funds Rate:

☐ EURIBOR	☐ Federal Funds (Effective) Rate

☐ Treasury Rate	☐ Federal Funds Open Rate

☐ Commercial Paper Rate	☐ Federal Funds Target Rate

☐ Prime Rate	☐ Federal Funds Rate (FEDL01):

☐ CD Rate	☐ CMT Rate:

☐ Eleventh District Cost of Funds Rate	☐ Reuters Page FRBCMT:

☐ Reuters Page FEDCMT: ☐ Weekly Average

☐ Monthly Average

Interest Rate Reset Cutoff Date: N/A	Initial Interest Reset Date: February 19, 2026

Maximum Interest Rate: N/A	Interest Reset Dates: Each Interest Payment Date

Minimum Interest Rate: 0.000%	Interest Determination Dates: The second U.S. Government Securities Business Day preceding each Interest Reset Date
Calculation Agent: Deutsche Bank Trust Company Americas
Original Issue Discount: ☐ Yes ☒ No

Repayment: ☐ Yes ☒ No	Spread: +65 bps

Spread Multiplier: N/A
Optional Repayment Date(s):

Repayment Price:	Spread/Spread Multiplier Reset Option: ☐ Yes ☒ No

Optional Reset Dates:

Agent: J.P. Morgan Securities LLC	Redemption: ☐ Yes ☒ No

Day Count Convention: ☐ 30/360

☒ Actual/360

Agent’s Capacity:	☐ Actual/Actual

☐ Principal

☒ Agent

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement, dated as of August 8, 2025, between AHFC and the agent named in the prospectus supplement, AHFC is hereby offering the Notes through the Agent named below. The Agent named below has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Agent named below will receive its commission with respect to the principal amount of the Notes set forth below.

Agent	Aggregate Principal Amount of Notes
J.P. Morgan Securities LLC	$700,000,000.00

Total	$700,000,000.00

The Issuer expects that delivery of the Notes will be made to investors on or about November 19, 2025, which will be the second business day following the date of pricing of the Notes (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the pricing date should consult their own advisors.

LEGAL MATTERS

In the opinion of Nitya Ram, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 8, 2018, between AHFC and the Trustee (as supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the Trustee and other matters, all as stated in the letter of such counsel dated August 8, 2025 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-289425) filed with the Securities and Exchange Commission on August 8, 2025.